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                                                                    EXHIBIT 10.6

                                N. Bruce Walko
                            5107 Timberview Terrace
                              Orlando, FL  32819
                      (407) 248-9055; fax (407) 248-2574
                          e-mail: brucewalko@aol.com
                                  ------------------


October 29, 1999

Mr. Edward J. Stackpole
Chairman & CEO
Cyberfast Systems, Inc.
777 Yamato Road, Suite 116
Boca Raton, FL  33431

Dear Ed,

As we discussed last week I am convinced that Cyberfast Systems has a bright future. I also believe that I can make a strong positive impact as a member of the Cyberfast/Global Telecom management team. Below is my suggestion on a starting point on how we may work together:

     . I would have the title of President, Cyberfast Systems, Inc. reporting to you, the Chairman and Chief Executive Officer. In addition, I would be a Director on the Board of Directors.

     . The position would be effective immediately, but compensation would be accumulated to be paid upon the next round of funding. This agreement can be reversed if funding is not in place by December 31/st/, 1999 (or can be continued on a mutually acceptable basis).

     . My compensation package would be $10,000 per month for the first six months moving to $15,000 per month on June 1/st/, 2000.

     . A bonus of up to 40% of base salary (depending on individual and company performance) starting in the year 2000.

     .    Stock options totaling 350,000 options to be distributed as follows:

            -50,000 options to be issued now at market value on November 1, 1999.

            -100,000 options per year for the next three years (2000, 2001, and
            2002) to be issued at 25,000 shares per quarter.
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     .    Salary increases and other executive perquisites will be considered depending on individual and company performance.

     . The company will cover normal business expenses and will assist in a household relocation move (if and when appropriate).

Ed, in the interest of keeping this simple, I'll limit the agreement to the above. In the short time that we've worked together, I believe that as unforeseen issues come up we will work together to come up with equitable solutions. I will give you a call later today to follow-up on any next steps. Please give me a call at (407) 248-9055 or (510) 205-5780 if you have any questions.

Agreed to:


N. Bruce Walko                      Edward J. Stackpole, President
                                    Cyberfast Systems, Inc.

/s/ N. Bruce Walko                  /s/ Edward J. Stackpole